AMENDMENT TO
STOCK option AGREEMENTS

THIS AMENDMENT TO STOCK OPTION AGREEMENT (this “Amendment”) is made as of the 26th day of February, 2018 by and between PURE Bioscience, Inc., a Delaware corporation (the “Company”), and Mark Elliott (the “Optionee”).

WHEREAS, the Company and the Optionee are parties to that certain Notice of Stock Option Grant (the “Notice of Grant”) and Stock Option Agreement dated May 11, 2016 (together with the Notice of Grant, the “Stock Option Agreement”), pursuant to which the Optionee was granted an incentive stock option/nonstatutory stock option to purchase 150,000 shares of the Company’s Common Stock (the “Option”);

WHEREAS, the Optionee has been providing services to the Company as an employee;

WHEREAS, the Notice of Grant provides for an Option Expiration Date as the second anniversary of the date of grant; and

WHEREAS, as of the date hereof, the last sale price of the Company’s Common Stock on the OTCQB is $0.78 per share and the Stock Option Agreement had an exercise price per share of $1.15.

WHEREAS, the Company has agreed to amend the Notice of Grant to extend the Option Expiration Date to the fifth anniversary of the date of grant.

NOW, THEREFORE, in consideration of the foregoing the parties hereby agree as follows:

1. Definitions. All capitalized terms not otherwise defined in this Amendment shall have the meanings ascribed to them in the Stock Option Agreement.

2. Amendment of the Stock Option Agreements.

2.1	The phrase “The second anniversary of the Date of Grant” after “Option Expiration Date” is replaced with the following:

“The fifth anniversary of the Date of Grant”

3. Tax Advice. You acknowledge that the Company has not provided you any tax advice regarding the subject matter herein. You are encouraged to consult with a tax advisor (at your own expense) before exercising the Options.

4. Confirmation of the Stock Option Agreement. Except as amended hereby, all of the terms of the Stock Option Agreement shall remain and continue in full force and effect and are hereby confirmed in all respects, and all references to the Stock Option Agreements shall be deemed to refer to such Stock Option Agreements as amended hereby.

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5. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of California, as such laws are applied to contracts entered into and performed in such State.

6. Counterparts. This Amendment may be executed and delivered by facsimile or electronic signature and in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

7. Miscellaneous. This Amendment shall be binding upon the Company, its successors and assigns and shall be construed and interpreted under the laws of the State of California.

(Signature Page Follows)

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IN WITNESS WHEREOF, the parties have executed this Amendment to Stock Option Agreements as of the date first above written above.

COMPANY:

PURE BIOSCIENCE, INC.

By	/s/ Hank Lambert
Name:	Hank Lambert
Title:	Chief Executive Officer

OPTIONEE:

/s/ Mark Elliott
Name: Mark Elliott

signature page to pure bioscience, inc.

amendment to stock option agreement